                                                                     Exhibit 2.1

                          PLAN AND AGREEMENT OF MERGER

                                 BY AND BETWEEN

                                  HEMET BANCORP

                                       AND

                          HEMET FINANCIAL GROUP, INC.


                            DATED AS OF MAY 22, 2002

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER....................................1

   1.1  Merger................................................................1
   1.2  Time and Place of Closing.............................................1
   1.3  Effective Time........................................................2
   1.4  Restructure of Transaction............................................2

ARTICLE 2 TERMS OF MERGER.....................................................2

   2.1  Articles of Incorporation.............................................2
   2.2  Bylaws................................................................2
   2.3  Directors and Officers................................................2

ARTICLE 3 MANNER OF CONVERTING SHARES.........................................3

   3.1  Conversion of Shares..................................................3
   3.2  Dissenting Shareholders of HBC........................................3
   3.3  Treatment of HBC Stock Options........................................3

ARTICLE 4 EXCHANGE OF SHARES..................................................3

   4.1  Exchange Procedures...................................................3
   4.2  Rights of Former HFG and HBC Shareholders.............................5
   4.3  Legending of Securities...............................................5

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF HFG...............................5

   5.1  Organization, Standing, and Power.....................................5
   5.2  Authority of HFG; No Breach By Agreement..............................6
   5.3  Capital Stock.........................................................6
   5.4  Compliance with Laws..................................................7
   5.5  Legal Proceedings.....................................................7
   5.6  Statements True and Correct...........................................7
   5.7  Regulatory Matters....................................................8
   5.8  State Takeover Laws...................................................8
   5.9  Board Actions.........................................................8
   5.10 Purchase for Investment...............................................8

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF HBC...............................9

   6.1  Organization, Standing, and Power.....................................9
   6.2  Authority; No Breach By Agreement.....................................9
   6.3  Capital Stock........................................................10
   6.4  Compliance with Laws.................................................10
   6.5  Legal Proceedings....................................................10
   6.6  Statements True and Correct..........................................11
   6.7  Regulatory Matters...................................................11
   6.8  State Takeover Laws..................................................11
   6.9  Board Actions........................................................11
   6.10 Opinion of Financial Advisor.........................................11

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION...........................11

   7.1  Covenants of HFG.....................................................11

   7.2  Covenants of HBC.....................................................12
   7.3  Notice of Adverse Changes in Condition...............................12
   7.4  Reports..............................................................12

ARTICLE 8 ADDITIONAL AGREEMENTS..............................................12

   8.1  HBC Proxy Statement; Shareholder Approval............................12
   8.2  Consents of Regulatory Authorities...................................13
   8.3  Filings with State Offices...........................................13
   8.4  Agreement as to Efforts to Consummate................................13
   8.5  Investigation........................................................13
   8.6  Press Releases.......................................................14
   8.7  State Takeover Laws..................................................14
   8.8  HFG Common Stock.....................................................14
   8.9  Indemnification......................................................14
   8.10 HFG Financing........................................................15

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..................15

   9.1  Conditions to Obligations of Each Party..............................15
   9.2  Conditions to Obligations of HBC.....................................16
   9.3  Conditions to Obligations of HFG.....................................17

ARTICLE 10 TERMINATION.......................................................18

   10.1 Termination..........................................................18
   10.2 Effect of Termination................................................19
   10.3 Non-Survival of Representations and Covenants........................19

ARTICLE 11 MISCELLANEOUS.....................................................19

   11.1 Definitions..........................................................19
   11.2 Expenses.............................................................23
   11.3 Brokers and Finders..................................................23
   11.4 Entire Agreement.....................................................23
   11.5 Amendments...........................................................23
   11.6 Waivers..............................................................23
   11.7 Assignment...........................................................24
   11.8 Notices..............................................................24
   11.9 Governing Law........................................................25
   11.10 Counterparts........................................................25
   11.11 Captions; Articles and Sections.....................................25
   11.12 Interpretations.....................................................26
   11.13 Enforcement of Agreement............................................26
   11.14 Severability........................................................26

                                  EXHIBIT INDEX

Exhibit        Description                                                  Page
-------        -----------                                                  ----
Exhibit 1      HFG Financing.................................................15

                          PLAN AND AGREEMENT OF MERGER

        THIS PLAN AND AGREEMENT OF MERGER (this "Agreement") is made and entered into as of May 22, 2002, by and between HEMET BANCORP ("HBC"), a California corporation and HEMET FINANCIAL GROUP, INC. ("HFG"), a Nevada corporation.

                                    PREAMBLE

        The respective boards of directors of HFG and HBC have approved and adopted this Agreement and the transactions described herein and have adopted resolutions to submit this Agreement to their respective shareholders for their approval. This Agreement provides for the merger of HFG with and into HBC. At the effective time of such Merger, the outstanding shares of HBC Common Stock shall be converted into the right to receive a cash payment from HBC (except as provided herein) and the outstanding shares of HFG Common Stock shall be converted into the right to receive shares of HBC Common Stock. As a result, HBC shall succeed, without other transfer, to all the rights and property of HFG and shall be subject to all the debts and liabilities of HFG as if HBC had itself incurred them. The transactions described in this Agreement are subject to the approvals of the shareholders of HBC, HFG, the Board of Governors of the Federal Reserve System, and the California Department of Financial Institutions, and the satisfaction of certain other conditions described in this Agreement. HFG has engaged, and will engage, only in activities, including its merger with and into HBC, that are directly related to the negotiation, execution and consummation of this Agreement.

        Certain capitalized terms used in this Agreement are defined in Section
11.1 of this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                   ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER

1.1 MERGER.

        Subject to the terms and conditions of this Agreement, at the Effective Time, HFG shall be merged with and into HBC in accordance with the provisions of
Section 92A.190 of the Nevada General Corporation Law ("NGCL") and Section 1108 of the California General Corporate Law ("CGCL") and with the effect provided in the provisions of Section 92A.250 of the NGCL and Section 1107 of the CGCL (the "Merger"). HBC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the laws of the State of California. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of HFG and HBC.

1.2 TIME AND PLACE OF CLOSING.

        The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 a.m., Pacific time, on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m., Pacific time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3 EFFECTIVE TIME.

        The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger ("Articles of Merger") reflecting the Merger shall become effective with the Secretary of State of the State of Nevada and a copy of the Merger Agreement ("Merger Agreement") and officers' certificates reflecting the Merger shall become effective with the Secretary of State of the State of California (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of HBC approve this Agreement and the transactions contemplated hereby, including the Merger; or such later date within 30 days thereof as may be specified by HBC.

1.4 RESTRUCTURE OF TRANSACTION.

        HBC shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement for any reason which HBC may deem advisable; provided, however, that HBC shall not have the right, without the approval of the board of directors of HFG and, if required by applicable law, the holders of the HFG Common Stock or HBC Common Stock, as applicable, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of HFG Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) would permit HBC to pay the consideration other than by delivery of the Cash Payments to the holders of HBC Common Stock;
(iii) would be materially adverse to the interests of the holders of shares of HFG Common Stock or HBC Common Stock; (iv) would materially impede or delay consummation of the Merger; or (v) would change the tax consequences of the Merger to the holders of HFG Common Stock. HBC may exercise this right of revision by giving written notice to HFG in the manner provided in Section 11.8 which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Plan and Agreement of Merger.

                            ARTICLE 2 TERMS OF MERGER

2.1 ARTICLES OF INCORPORATION.

        The Articles of Incorporation of HBC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until duly amended or repealed.

2.2 BYLAWS.

        The Bylaws of HBC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until duly amended or repealed.

2.3 DIRECTORS AND OFFICERS.

        The directors of HBC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of HBC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                      ARTICLE 3 MANNER OF CONVERTING SHARES

3.1 CONVERSION OF SHARES.

        Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of HBC, HFG or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

        (a) Each share of HFG Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from HBC one (1) share of HBC Common Stock.

        (b) Each share of HBC Common Stock (excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in
Section 3.2) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from HBC a cash payment in the amount of $54.00 (less any required withholding of taxes, the "Cash Payment").

3.2 DISSENTING SHAREHOLDERS OF HBC.

        Any holder of shares of HBC Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 1300 et seq. of the CGCL shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provisions of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the CGCL and surrendered to HBC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of HBC fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, HBC shall issue and deliver the consideration to which such holder of shares of HBC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of HBC Common Stock held by such holder.

3.3 TREATMENT OF HBC STOCK OPTIONS.

        At the Effective Time, each outstanding option to purchase shares of HBC Common Stock granted pursuant to The Bank of Hemet 1994 Stock Option Plan shall remain outstanding and become an obligation of the Surviving Corporation.

                          ARTICLE 4 EXCHANGE OF SHARES

4.1 EXCHANGE PROCEDURES.

        (a) Promptly after the Effective Time, HBC shall cause HBC's transfer agent or another agent selected by HBC (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of HFG Common Stock and HBC Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of HFG Common Stock and HBC Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of HFG Common Stock or HBC Common Stock represented by Certificates that is not registered in the transfer records of HFG or HBC, as applicable, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as HBC and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

        (b) After the Effective Time, each holder of shares of HFG Common Stock and HBC Common Stock (other than shares of HBC Common Stock as to which statutory dissenters' rights have been perfected as provided in Section 3.2) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, except that any Cash Payment owed to a holder of HBC Common Stock that has executed a promissory note in favor of HFG (as described in Exhibit 1 to this Agreement) shall be applied to retire the promissory note. HBC shall not be obligated to deliver the consideration to which any former holder of HFG Common Stock or HBC Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Until so surrendered, each outstanding Certificate or Certificates of HFG Common Stock or HBC Common Stock shall be deemed to represent the consideration into which the Certificates of HFG Common Stock or HBC Common Stock represented thereby prior to the Effective Time shall have been converted.

        (c) Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of HFG Common Stock or HBC Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of HFG Common Stock or HBC Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

        (d) Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of HFG Common Stock or HBC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. Approval of this Agreement by the holders of HFG Common Stock and HBC Common Stock shall constitute ratification of the appointment of the Exchange Agent.

4.2 RIGHTS OF FORMER HFG AND HBC SHAREHOLDERS.

        At the Effective Time, the stock transfer books of HFG and HBC shall be closed as to holders of HFG Common Stock and HBC Common Stock immediately prior to the Effective Time and no transfer of HFG Common Stock or HBC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of HFG Common Stock or HBC Common Stock (other than shares of HBC Common Stock as to which statutory dissenters' rights have been perfected as provided in Section 3.2) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by HFG or HBC in respect of such shares of HFG Common Stock or HBC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

4.3 LEGENDING OF SECURITIES.

     The shares of HBC Common Stock to be issued pursuant to Section 3.1(a) will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof or Regulation D promulgated thereunder. HBC is relying on the representations of HFG and its stockholders with respect to such exemption. Each certificate for HBC Common Stock to be issued in connection with this Agreement shall bear the following legend (with the appropriate date inserted):

        "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be transferred, nor will any assignee or endorsee hereof be recognized as an owner hereof by the issuer for any purpose, unless a registration statement under the Securities Act of 1933, as amended, and any applicable state securities laws with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of counsel for Hemet Bancorp. In addition, the shares evidenced by this certificate are subject to the restrictions on transferability contained in a Shareholders Agreement dated the ____ day of __________, 2002, between and among Hemet Bancorp and the holders of Common Stock thereof, a copy of which is on file in the office of Hemet Bancorp. No transfer or encumbrance of the shares represented hereby may be made except in accordance with such Agreement."

                 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF HFG

        HFG hereby represents, warrants and covenants to HBC as follows:

5.1 ORGANIZATION, STANDING, AND POWER.

        HFG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material assets. HFG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect. HFG has not engaged in any business activity other than that directly related to the negotiation, execution and consummation of this Agreement. HFG has no Subsidiaries.

5.2 AUTHORITY OF HFG; NO BREACH BY AGREEMENT.

        (a) HFG has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by HFG's stockholders in accordance with this Agreement and Nevada law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HFG, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of HFG Common Stock as contemplated by Section 8.1, which is the only stockholder vote or consent required for approval of this Agreement and consummation of the Merger by HFG. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of HFG, enforceable against HFG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b) Neither the execution and delivery of this Agreement by HFG, nor the consummation by HFG of the transactions contemplated hereby, nor compliance by HFG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of HFG's Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the stockholders of HFG, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of HFG under, any contract or permit of HFG, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Sections 9.1(b) and 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any law or order applicable to HFG or any of its material assets (including HFG becoming subject to or liable for the payment of any tax or any of the assets owned by HFG being reassessed or revalued by any Regulatory Authority).

        (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by HFG of the Merger and the other transactions contemplated in this Agreement.

5.3 CAPITAL STOCK.

        (a) The authorized capital stock of HFG consists of 1,000,000 shares of HFG Common Stock, of which 10 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of HFG Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the NGCL. None of the outstanding shares of capital stock of HFG has been issued in violation of any preemptive rights of the current or past stockholders of HFG.

        (b) Except as set forth in Section 5.3(a), there are no shares of capital stock or other equity securities of HFG outstanding and no outstanding Equity Rights relating to HFG Common Stock. Except as specifically contemplated by this Agreement, no Person has any contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a contract or Equity Right for the purchase, subscription or issuance of any securities of HFG.

5.4 COMPLIANCE WITH LAWS.

        HFG has in effect all permits necessary for it to enter into this Agreement and consummate the transactions contemplated hereby, except for those permits the absence of which are not reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect or which would prevent the consummation of the Merger, and there has occurred no Default under any such permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a HFG Material Adverse Effect or which would prevent the consummation of the Merger. HFG:

        (a) is not in Default under any of the provisions of its Articles of Incorporation or Bylaws;

        (b) is not in Default under, or violation of, any applicable laws, orders, or permits, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a HFG Material Adverse Effect; or

        (c) since its incorporation on May 6, 2002, has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that HFG is not, or may not be, in compliance with any laws or orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect, or (iii) requiring HFG to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking.

5.5 LEGAL PROCEEDINGS.

        There is no Litigation instituted or pending, or, to the knowledge of HFG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against HFG, or against any director or officer in their capacities as such, or against any asset, interest, or right of any of them, nor are there any orders outstanding against HFG.

5.6 STATEMENTS TRUE AND CORRECT.

        (a) No statement, certificate, instrument, or other writing furnished or to be furnished by HFG or any Affiliate thereof to HBC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) None of the information supplied or to be supplied by HFG or any Affiliate thereof for inclusion in the HBC Proxy Statement to be mailed to HBC's shareholders in connection with the HBC Shareholders' Meeting, and any other documents to be filed by HFG or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the HBC Proxy Statement, when first mailed to the shareholders of HBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the HBC Proxy Statement or any amendment thereof or supplement thereto, at the time of the HBC Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the HBC Shareholders' Meeting.

        (c) All documents that HFG or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

5.7 REGULATORY MATTERS.

        Neither HFG nor any Affiliate of HFG has taken or agreed to take any action, and HFG has no knowledge of any fact or circumstance that is reasonably likely to Materially impede or delay receipt of any Consents or approvals of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the knowledge of HFG there exists no fact, circumstance, or reason why the requisite Consents or approvals referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

5.8 STATE TAKEOVER LAWS.

        HFG has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws (collectively, "Takeover Laws").

5.9 BOARD ACTIONS.

        The Board of Directors of HFG, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) adopted this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved to submit and recommend this Agreement to the holders of the shares of HFG Common Stock for approval by written consent of the holders of HFG Common Stock as soon as reasonably practical after the execution of this Agreement.

5.10   PURCHASE FOR INVESTMENT.

        Each stockholder of HFG will represent and warrant to HBC that the shares of HBC Common Stock that will be acquired by such stockholder of HFG (each a "HFG Stockholder") pursuant to the Merger are being acquired by such HFG Stockholder for its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof. Each HFG Stockholder will further represent and warrant to HBC that it understands that the shares of HBC Common Stock issuable pursuant to the Merger have not been registered under the Securities Act, or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature of such HFG Stockholder's investment intent as expressed in an investor suitability questionnaire which is reasonably satisfactory to HBC (each an "Investor Suitability Questionnaire"). As of the Effective Time, no more than thirty-five
(35) HFG Stockholders shall fail to qualify as an "accredited investor" within the meaning of Regulation D promulgated by the SEC under the Securities Act.

                 ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF HBC

        HBC hereby represents and warrants to HFG as follows:

6.1 ORGANIZATION, STANDING, AND POWER.

        HBC is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material assets. HBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect.

6.2 AUTHORITY; NO BREACH BY AGREEMENT.

        (a) HBC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HBC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of HBC Common Stock as contemplated by Section 8.1, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by HBC. This Agreement represents a legal, valid, and binding obligation of HBC, enforceable against HBC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b) Neither the execution and delivery of this Agreement by HBC, nor the consummation by HBC of the transactions contemplated hereby, nor compliance by HBC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of HBC's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of any HBC Entity under, any contract or permit of any HBC Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Sections 9.1(b) and 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any law or order applicable to any HBC Entity or any of their respective material assets (including any HBC Entity becoming subject to or liable for the payment of any tax or any of the assets owned by any HBC Entity being reassessed or revalued by any Regulatory Authority).

        (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities laws, and applicable rules of National Association of Securities Dealers, Inc., and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by HBC of the Merger and the other transactions contemplated in this Agreement.

6.3 CAPITAL STOCK.

        (a) The authorized capital stock of HBC consists of 10,000,000 shares of HBC Common Stock, of which 806,170 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of HBC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the CGCL. None of the outstanding shares of HBC Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of HBC.

        (b) Except as set forth in Section 6.3(a) and for the options to purchase shares of HBC Common Stock granted pursuant to The Bank of Hemet 1994 Stock Option Plan, there are no shares of capital stock or other equity securities of HBC outstanding and no outstanding Equity Rights relating to the capital stock of HBC. Except as specifically contemplated by this Agreement, no Person has any contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a contract or Equity Right for the purchase, subscription or issuance of any securities of HBC.

6.4 COMPLIANCE WITH LAWS.

        HBC is duly registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended. Each HBC Entity has in effect all permits necessary for it to own, lease or operate its material assets and to carry on its business as now conducted, except for those permits the absence of which are not reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, and there has occurred no Default under any such permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a HBC Material Adverse Effect. None of the HBC
Entities:

        (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

        (b) is in Default under any laws, orders or permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a HBC Material Adverse Effect; or

        (c) since January 1, 1999, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any HBC Entity is not, or may not be, in compliance with any laws or orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, or (iii) requiring any HBC Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.5 LEGAL PROCEEDINGS.

        There is no Litigation instituted or pending, or, to the knowledge of HBC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any HBC Entity, or against any director, employee or employee benefit plan of any HBC Entity, or against any asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect, nor are there any orders outstanding against any HBC Entity, that is reasonably likely to have, individually or in the aggregate, a HBC Material Adverse Effect.

6.6 STATEMENTS TRUE AND CORRECT.

        (a) No statement, certificate, instrument or other writing furnished or to be furnished by any HBC Entity or any Affiliate thereof to HFG pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) All documents that any HBC Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

6.7 REGULATORY MATTERS.

        No HBC Entity nor any Affiliate thereof has taken or agreed to take any action, and HBC has no knowledge of any fact or circumstance that is reasonably likely to Materially impede or delay receipt of any Consents or approvals of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the knowledge of HBC there exists no fact, circumstance, or reason why the requisite Consents or approvals referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

6.8 STATE TAKEOVER LAWS.

        HBC has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Laws.

6.9 BOARD ACTIONS.

        The Board of Directors of HBC, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders of HBC, (ii) approved this Agreement, and (iii) resolved to submit this Agreement for approval by the holders of the shares of HBC Common Stock.

6.10   OPINION OF FINANCIAL ADVISOR.

        The Board of Directors of HBC has received the opinion of Alex Sheshunoff & Co. Investment Banking, L.P., dated the date of this Agreement (the "HBC Fairness Opinion"), to the effect that, the Cash Payment to be received by HBC shareholders in the Merger is fair, from a financial point of view, to such shareholders.

               ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 COVENANTS OF HFG.

        (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HBC shall have been obtained, and except as otherwise expressly contemplated herein, HFG covenants and agrees that (i) it will use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, (ii) it shall take no action which would (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, and (iii) it shall engage only in activities that are directly and exclusively related to this Agreement and HFG's performance hereunder.

7.2 COVENANTS OF HBC.

        From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HFG shall have been obtained, and except as otherwise expressly contemplated herein, HBC covenants and agrees that it (i) will operate its business only in the usual, regular and ordinary course, (ii) will use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) shall take no action which would (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any HBC Entity from acquiring any assets or other businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of HBC, desirable in the conduct of the business of HBC and its Subsidiaries.

7.3 NOTICE OF ADVERSE CHANGES IN CONDITION.

        Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4 REPORTS.

        Each Party and its Subsidiaries, if any, shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. As of their respective dates, any such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                         ARTICLE 8 ADDITIONAL AGREEMENTS

8.1 HBC PROXY STATEMENT; SHAREHOLDER APPROVAL.

        (a) HBC shall duly call, give notice of, convene and hold the HBC Shareholders' Meeting, to be held as soon as reasonably practicable after execution of this Agreement for the purpose of voting upon approval of this Agreement and the transactions contemplated hereby, including the Merger ("HBC

Shareholder Approval"), and such other matters as it deems appropriate and shall, through its Board of Directors use its reasonable efforts to obtain the HBC Shareholder Approval. In connection with the HBC Shareholders' Meeting, HBC shall prepare the HBC Proxy Statement and mail the HBC Proxy Statement to its shareholders, and HFG shall furnish to HBC all information concerning HFG and its Affiliates that HBC may reasonably request in connection with the HBC Proxy Statement. HBC and HFG shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws.

        (b) HFG shall, as soon as reasonably practicable after the execution of this Agreement ("HFG Stockholder Approval"), obtain the unanimous written consent of the holders of HFG Common Stock to approve this Agreement and the transactions contemplated hereby, including the Merger.

8.2 CONSENTS OF REGULATORY AUTHORITIES.

        The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.3 FILINGS WITH STATE OFFICES.

        Upon the terms and subject to the conditions of this Agreement, HBC and HFG shall file a copy of the Merger Agreement and officers' certificates with the Secretary of State of the State of California and the Articles of Merger with the Secretary of State of the State of Nevada in connection with the Closing.

8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE.

        Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries, if any, to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.5 INVESTIGATION.

        Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable.

8.6 PRESS RELEASES.

        Prior to the Effective Time, HFG and HBC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by law.

8.7 STATE TAKEOVER LAWS.

        Each of HFG and HBC shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

8.8 HFG COMMON STOCK.

        HFG shall use its best efforts to ensure that, as of the Effective Time, all of the issued and outstanding shares of HFG Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the NGCL.

8.9 INDEMNIFICATION.

        (a) For a period of six years after the Effective Time, HBC shall indemnify, defend and hold harmless the present and former directors, officers, and agents of HFG (each, an "Indemnified Party") against all liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, or agents of HFG occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Nevada law and by HFG's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not HFG is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between HBC and the Indemnified Party.

        (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.9, upon learning of any such liability or Litigation, shall promptly notify HBC thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

        (c) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.9.

        (d) The provisions of this Section 8.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

8.10   HFG FINANCING.

        (a) Promptly after the mailing of the HBC Proxy Statement to HBC's shareholders, HFG shall promptly commence and complete the sales of shares of HFG Common Stock (the "HFG Financing" ) in accordance with the procedures and restrictions which are described in Exhibit 1 hereto.

        (b) In connection with the HFG Financing, HBC shall, during regular business hours, use its commercially reasonable efforts to make its executive officers available to the HFG Investors (as defined in Exhibit 1) for the purpose of answering questions and providing information with respect to HBC and the HFG Financing.

           ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY.

        The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

        (a) Shareholder Approval. The shareholders of both HFG and HBC shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by law and by the provisions of any governing instruments. In addition, the holders of HBC Common Stock shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with
Section 310(a)(1) of the CGCL.

        (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the board of directors of HBC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

        (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any contract or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of HBC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

        (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

        (e) HFG Financing. HFG shall have completed the HFG Financing in accordance with the procedures and restrictions set forth in Exhibit 1 (it being agreed that the procedures and restrictions contained in paragraphs 1. through 3., inclusive, of such exhibit shall be strictly adhered to, without deviation).

        (f) Opinion of Counsel. HBC shall have received an opinion of Alston & Bird LLP, counsel to HBC, dated as of the Closing Date, in form and substance satisfactory to both HBC and HFG, to the effect that: the merger of HFG with and into HBC, the conversion of shares of HFG Common Stock into the right to receive shares of HBC Common Stock, and the conversion of shares of the HBC Common Stock into the right to receive the Cash Payment, as provided for herein, should be treated for federal income tax purposes as a redemption (within the meaning of section 317(b) of the Internal Revenue Code) by HBC of the shares of the HBC Common Stock converted into the right to receive the Cash Payment where no mandatory obligation to offset applies as a result of the HFG Financing; no gain or loss should be recognized by HBC pursuant to consummation of the Merger; and no gain or loss should be recognized by the stockholders of HFG upon the conversion of their shares of HFG Common Stock into the right to receive shares of HBC Common Stock, as provided for herein.

9.2 CONDITIONS TO OBLIGATIONS OF HBC.

        The obligations of HBC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HBC pursuant to
Section 11.6(a):

        (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of HFG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Except for the representations and warranties set forth in Section 5.3 which shall be true and correct in their entirety, there shall not exist inaccuracies in the representations and warranties of HFG set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a HBC Material Adverse Effect. For purposes of the immediately preceding sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or variations thereof, or to the "knowledge" of any Person or to matter being "known" by any Person shall be deemed not to include such qualifications.

        (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of HFG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

        (c) Certificates. HFG shall have delivered to HBC (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as applicable to HFG and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by HFG's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, all in such reasonable detail as HBC and its counsel shall request.

        (d) Investor Suitability Questionnaires. HBC shall have received from each Person who will be a stockholder of HFG at the Effective Time an executed Investor Suitability Questionnaire.

        (e) HBC Fairness Opinion. The HBC Fairness Opinion shall not have been withdrawn or adversely modified, unless another financial advisor of nationally recognized reputation delivers an opinion to the Board of Directors of HBC substantially to the same effect as provided in Section 6.10 hereof.

        (f) No Exercise of Dissenters' Rights. As of the Closing Date no holder of HFG Common Stock shall have exercised, given notice of exercise or perfected such holder's dissenters' rights in accordance with and as contemplated by
Section 92A.300 et seq. of the NGCL.

9.3 CONDITIONS TO OBLIGATIONS OF HFG.

        The obligations of HFG to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HFG pursuant to
Section 11.6(b):

        (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of HBC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Except for the representations and warranties set forth in Section 6.3 which shall be true and correct in their entirety, there shall not exist inaccuracies in the representations and warranties of HBC set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a HBC Material Adverse Effect. For purposes of the immediately preceding sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or variations thereof, or to the "knowledge" of any Person or to a matter being "known" by any Person shall be deemed not to include such qualifications.

        (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of HBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

        (c) Certificates. HBC shall have delivered to HFG (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as applicable to HBC and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by HBC's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, all in such reasonable detail as HFG and its counsel shall request.

        (d) Minimum Participation in HFG Financing. Holders of at least 90.0% of the shares of HBC Common Stock issued and outstanding immediately prior to the Effective Time shall have participated in the HFG Financing.

                             ARTICLE 10 TERMINATION

10.1   TERMINATION.

        Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of HFG and HBC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) By mutual written agreement of HBC and HFG; or

        (b) By either Party (provided that the terminating Party is not then in material breach of any representation or warranty (under the applicable standard set forth in Section 9.2(a) in the case of HFG and Section 9.3(a) in the case of
HBC), covenant, or other agreement contained in this Agreement), in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable, on the breaching Party and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the applicable standard set forth in Section 9.2 or 9.3, as applicable; or

        (c) By either Party (provided that the terminating Party is not then in material breach of any representation or warranty (under the applicable standard set forth in Section 9.2(a) in the case of HFG and Section 9.3(a) in the case of
HBC), covenant, or other agreement contained in this Agreement), in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

        (d) By either Party (provided that the terminating Party is not then in material breach of any representation or warranty (under the applicable standard set forth in Section 9.2(a) in the case of HFG and Section 9.3(a) in the case of
HBC), covenant, or other agreement contained in this Agreement), in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of either HBC of HFG fail to vote on or give consent to their approval of the matters relating to this Agreement and the transactions contemplated hereby where such matters were presented to such shareholders for approval and voted or acted upon; or

        (e) By either Party, in the event that the Merger shall not have been consummated by December 31, 2002, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

        (f) By HBC, if the board of directors of HBC shall have determined to approve, endorse or recommend a Superior Proposal to HBC's shareholders.

10.2   EFFECT OF TERMINATION.

        In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, 10.3 and Article 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from liability resulting from any willful breach by that Party of a representation, warranty, covenant or agreement contained in this Agreement.

10.3   NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.

        The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                            ARTICLE 11 MISCELLANEOUS

11.1   DEFINITIONS.

        (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

               "AFFILIATE" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "CLOSING DATE" means the date on which the Closing occurs.

               "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any contract, law, order, or permit.

               "DEFAULT" means (i) any breach or violation of, default under, contravention of, or conflict with, any contract, law, order, or permit,
        (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, law, order, or permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, law, order, or permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a HFG Material Adverse Effect or a HBC Material Adverse Effect, as applicable.

               "EQUITY RIGHTS" means all arrangements, calls, commitments, contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

               "GAAP" means U.S. generally accepted accounting principles, consistently applied during the periods involved.

               "HBC COMMON STOCK" means the common stock, no par value, of HBC.

               "HBC ENTITIES" means, collectively, HBC and all HBC Subsidiaries.

               "HBC MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of HBC and its Subsidiaries, taken as a whole, or (ii) the ability of HBC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "HBC Material Adverse Effect" shall not be deemed to include the impact of
        (A) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of HBC (or any of its Subsidiaries) taken with the prior informed written Consent of HFG in contemplation of the transactions contemplated hereby,
        (D) the direct effects of compliance with this Agreement on the operating performance of HBC, including expenses incurred by HBC in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of HBC to, this Agreement or any of the transactions contemplated by this Agreement, (F) failure of HBC to meet any published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, or (G) changes in the market price or trading volume of HBC Common Stock.

               "HBC PROXY STATEMENT" means the proxy statement relating to the HBC Shareholders Meeting.

               "HBC SHAREHOLDERS' MEETING" means the meeting of the shareholders of HBC to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

               "HFG COMMON STOCK" means the common stock, $0.001 par value per share, of HFG.

               "HFG MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of HFG to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of
        (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (ii) actions and omissions of HFG taken with the prior informed written Consent of HBC in contemplation of the transactions contemplated hereby, or (iv) the direct effects of compliance with this Agreement on the operating performance of HFG, including expenses incurred by HFG in consummating the transactions contemplated by this Agreement.

               "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "LIEN" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and
        (iii) Liens which do not materially impair the use of or title to the assets subject to such Lien.

               "LITIGATION" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with law, its actions, its assets (including contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

               "MATERIAL" or "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

               "PARTY" means either HFG or HBC, and "PARTIES" means both HFG and HBC.

               "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

               "REGULATORY AUTHORITIES" means, collectively, the SEC, the National Association of Securities Dealers, Inc., the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

               "SEC" means the United States Securities and Exchange Commission.

               "SECURITIES ACT" means the Securities Act of 1933, as amended.

               "SECURITIES LAWS" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust

        Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

               "SUBSIDIARIES" means all those corporations, banks, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

               "SUPERIOR PROPOSAL" means any tender offer, exchange offer or other proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition or purchase of more than a 15% interest (A) in the total outstanding voting securities of HBC or any HBC Subsidiary, or (B) of the assets and liabilities of HBC or any HBC Subsidiary and (ii) with respect to which the board of directors of HBC (A) determines in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person or Group making such proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to HBC's shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of HBC, after obtaining the advice of a financial advisor of nationally recognized reputation, the Person or Group making such proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by HFG in response to such proposal).

               "SURVIVING CORPORATION" means HBC as the surviving corporation resulting from the Merger.

        (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

TERM                                     PAGE
----                                     ----
Agreement..................................1
Articles of Merger.........................2
Cash Payment...............................3
Certificates...............................3
CGCL.......................................1
Closing....................................1
Effective Time.............................2
Exchange Agent.............................3
HBC........................................1
HBC Fairness Opinion......................11
HBC Shareholder Approval..................13
HFG........................................1
HFG Financing.............................15
HFG Stockholder............................8
Indemnified Party.........................14
Investor Suitability Questionnaire.........8
Merger.....................................1
Merger Agreement...........................2
NGCL.......................................1
Takeover Laws..............................8

        (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2   EXPENSES.

        Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. Any fees incurred by one Party that are paid by the other Party, shall be reimbursed by the first Party as promptly as practicable after receipt of such notice from the second Party.

11.3   BROKERS AND FINDERS.

        Except for Alex Sheshunoff & Co. Investment Banking, L.P. as to HBC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker's representing or being retained by or allegedly representing or being retained by HFG or by HBC, each of HFG and HBC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any liability in respect of any such claim.

11.4   ENTIRE AGREEMENT.

        Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.9.

11.5   AMENDMENTS.

        To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of HFG Common Stock will be exchanged for shares of HBC Common Stock, or shares of HBC Common Stock will be exchanged for the Cash Payment, shall not be amended after the consent of the stockholders of HFG or after the HBC Shareholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of HFG Common Stock or HBC Common Stock, as applicable, entitled to vote thereon.

11.6   WAIVERS.

        (a) Prior to or at the Effective Time, HBC, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by HFG, to waive or extend the time for the compliance or fulfillment by HFG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HBC (except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time).

        (b) Prior to or at the Effective Time, HFG, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by HBC, to waive or extend the time for the compliance or fulfillment by HBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HFG under this Agreement, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HFG (except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time).

        (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7   ASSIGNMENT.

        Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8   NOTICES.

        All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

               HFG:                         Hemet Financial Group, Inc.
                                            300 Capitol Mall
                                            Suite 1100
                                            Sacramento, California  95814
                                            Facsimile Number:  (916) 442-3442

                                            Attention:  James B. Jaqua

               Copy to Counsel:             Bartel Eng & Schroder
                                            300 Capitol Mall
                                            Suite 1100
                                            Sacramento, California  95814
                                            Facsimile Number:  (916) 442-3442

                                            Attention:  Daniel B. Eng

               HBC:                         Hemet Bancorp
                                            3715 Sunnyside Drive
                                            Riverside, California  92506
                                            Facsimile Number:  (909) 784-5771

                                            Attention:  James B. Jaqua

               Copy to Counsel:             Gary Steven Findley & Associates
                                            1470 North Hundley Street
                                            Anaheim, California  92806
                                            Facsimile:  (714) 630-7910

                                            Attention:  Thomas Q. Kwan

                                            Alston & Bird LLP
                                            601 Pennsylvania Avenue, N.W.
                                            North Building, 10th Floor
                                            Washington, D.C.  20004-2601
                                            Facsimile Number:  (202) 756-3333

                                            Attention:  Brian E. Lebowitz

11.9   GOVERNING LAW.

        Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California. The Parties all expressly agree and acknowledge that the State of California has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Central District of California. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of Riverside County, California. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum, and (d) the right to a jury trial.

11.10  COUNTERPARTS.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11  CAPTIONS; ARTICLES AND SECTIONS.

        The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12  INTERPRETATIONS.

        Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13  ENFORCEMENT OF AGREEMENT.

        The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14  SEVERABILITY.

        Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


                                    HEMET BANCORP



                                    By:    /s/ James B. Jaqua
                                           -------------------------------------
                                           James B. Jaqua
                                           President and Chief Executive Officer


                                    Attest:



                                    By:    /s/ Leslie Besic
                                           -------------------------------------
                                           Leslie Besic
                                           Secretary

                                    HEMET FINANCIAL GROUP, INC.



                                    By:    /s/ James B. Jaqua
                                           -------------------------------------
                                           James B. Jaqua
                                           President

                                    Attest:



                                    By:    /s/ Catherine A. Frei
                                           -------------------------------------
                                           Catherine A. Frei
                                           Secretary

                                    EXHIBIT 1

                        Principal Terms of HFG Financing


1. A total of approximately 75 Persons (the "HFG Investors") shall subscribe to shares of HFG Common Stock prior to the Effective Time. All subscriptions shall be treated as a single private placement by HFG that is exempt from the registration requirements under the Securities Act pursuant to Regulation D thereunder and from the registration requirements of applicable state securities laws.

2. The HFG Investors shall pay for their shares of HFG Common Stock by means of cash or promissory notes as set forth below. As a condition to their subscriptions of HFG Common Stock, each HFG Investor shall be required to execute a Shareholders Agreement (principally designed to achieve and maintain HBC's status as a Subchapter S corporation after the Merger beginning in 2003), a consent to HBC's election to become a Subchapter S corporation, an Investor Suitability Questionnaire and such other documents as are necessary to complete the HFG Financing.

3. Any HFG Investor owning shares of HBC Common Stock shall subscribe to a number of shares of HFG Common Stock equal to that number of shares of HBC Common Stock that such HFG Investor will own at the Effective Time by means of the execution of a promissory note (each a "Promissory Note") to HFG in a principal amount equal to the Cash Payment, multiplied by such number of shares of HBC Common Stock that such HFG Investor will own at the Effective Time. Each Promissory Note shall be payable at any time after the Effective Time upon demand and shall be full recourse against the relevant HFG Investor. Each Promissory Note will be interest-free and shall contain a mandatory set-off provision, whereby the amount owing to HFG under the Promissory Note shall automatically be set-off against the amount payable to the relevant HFG Investor in the Merger.

4. In addition to the subscriptions to purchase shares of HFG Common Stock for Promissory Notes described in paragraph 3. above, some number of HFG Investors shall subscribe to purchase shares of HFG Common Stock for cash at a price per share equal to the Cash Payment per share.

5. It is expected that the subscriptions to purchase shares of HFG Common Stock, the Shareholders Agreement, the consent to election as a Subchapter S corporation, the Investor Suitability Questionnaire, the Promissory Notes and such other documents necessary to complete the HFG Financing will be executed and delivered by the HFG Investors after the mailing of the definitive HBC Proxy Statement but before the Effective Time. Each of these agreements will become effective upon the issuance of the HFG Common Stock, which is expected to occur immediately prior to the Effective Time.


                                      1-1